Exhibit 99.1

United Security Bancshares -19.86% ROE for 1st Quarter of 2005

FRESNO, CA, April 12, 2005 — Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NasdaqNM: UBFO) reported today the results of operations for the 1st quarter of 2005. Net income was $2,664,000, as compared with $1,697,000 in 2004, an increase of 56.9%.

Reported basic earnings per share for the 1st quarter were $0.47 compared with $0.31 for 2004, a 51.6% increase. Diluted earnings per share for the quarter were also $0.47 compared with $0.31 a year ago.

Woods added, “Its a real pleasure to report strong earnings to you for the 1st quarter. Earnings were up sharply, nearly 57%, over the same period a year ago. The rise in interest rates combined with growth in earning assets are the primary reasons for the increase. Other factors include last year’s higher expenses from opening the new Convention Center Branch and other costs connected with merging Taft National Bank into our family.”

For the three months just ended, return on average equity was 19.86% and the return on average assets was 1.77%. For the same period in 2004, ROAE was 14.87% and ROAA was 1.36%. These key ratios are indicative of the banks’ strong performance and ability to build shareholder value.

The 66th consecutive quarterly cash dividend of $0.18 per share, up from $0.16 for a 12.5% increase from a year ago, was declared on March 22, 2005, to be paid on April 20, 2005, to shareholders of record on April 8, 2005.

Shareholders’ equity ended the quarter at $53,960,000, an increase of 17.0% over March 31, 2004. Dividends of $3.6 million were paid out of shareholders’ equity to shareholders during the past 12 months and $1.9 million was utilized to purchase and retire shares of Company stock at an average price of $22.84. In addition, $6,250,000 was added to shareholders’ equity as a result of the Taft National Bank acquisition.

Net interest income for the 1st quarter 2005 was $7.2 million, up $2.1 million from 2004 for an increase of 40.4%. The net interest margin increased from 4.48% in 2004 to 5.37% in 2005. The increase is primarily attributable to the increases in volumes and interest rates on earning assets.

Noninterest income for the 1st quarter of 2005 was $1,297,000, up from $1,104,000 in 2004 for an increase of $193,000 or 17.5%. Customer service fees make up 58% of the increase and are primarily related to the denovo branch and the two branches acquired in the Taft National Bank merger.

1st quarter operating expenses for the three months ended March 31 were $4,016,000 for 2005 and $3,201,000 for 2004, an increase of $815,000 or 25.4%. The factors contributing to the rise are primarily related to the denovo branch and the two branches acquired in the Taft National Bank merger.

The provision for loan loss was $251 thousand for the 1st quarter of 2005 and $243 thousand for 2004. The bank’s model used to determine the adequacy of the allowance for loan losses is the primary factor for establishing the amount of the provision for loan losses and is considered adequate.

Non-performing assets decreased to 3.19% of total assets on March 31, 2005 from 4.05% at March 31, 2004

United Security Bancshares is a $618 million bank holding company. United Security Bank, it’s principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company’s Quarterly Report on Form 10-K for the year ended December 31, 2004, and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)

	March 31	March 31
	2005	2004
Cash & noninterest-bearing deposits in other banks	$29,580	$17,096
Interest-bearing deposits in other banks	7,484	7,265
Federal funds sold	19,150	24,150
Investment securities AFS	113,350	79,313
Loans, net of unearned fees	409,341	359,849
Less: allowance for loan losses	(7,359)	(5,580)
Loans, net	401,983	354,269
Premises and equipment, net	8,909	5,288
Intangible assets	3,954	1,860
Other assets	34,154	21,528
TOTAL ASSETS	$618,564	$510,768
Deposits:
Noninterest-bearing demand & NOW	$195,624	$125,127
Savings	35,531	24,529
Time	310,096	294,056
Total deposits	541,251	443,711

Borrowed funds	0	253
Other liabilities	7,889	5,211
Junior subordinated debentures	15,464	15,464
TOTAL LIABILITIES	$564,604	$464,639

Shareholders’ equity:
Common shares outstanding:
5,685,064 at Mar. 31, 2005
5,510,538 at Mar. 31, 2004	$22,260	$18,033
Retained earnings	33,520	27,906
Unallocated ESOP shares	0	(221)
Other comprehensive income (loss)	$(1,821)	$412
Total shareholders’ equity	$53,960	$46,129
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$618,564	$510,768

United Security Bancshares

Consolidated Statements of Income

(unaudited)

	Three	Three
	Months	Months
	Ending	Ending
	Mar 31	Mar 31
	2005	2004
Interest income	$9,136	$6,566
Interest expense	1,956	1,451
Net interest income	7,180	5,114
Provision for loan losses	251	243
Other income	1,297	1,104
Other expenses	4,016	3,201
Income before income taxes	4,210	2,774
Provision for income taxes	1,545	1,077
NET INCOME	$2,664	$1,697

United Security Bancshares

Selected Financial Data

(dollars in 000’s except per share amounts)

	Three	Three
	Months	Months
	Ended	Ended
	03/31/2005	03/31/2004
Basic Earnings Per Share	$0.47	$0.31
Diluted Earning Per Share	$0.47	$0.31

Annualized Return on:
Average Assets	1.77%	1.36%
Average Equity	19.86%	14.87%
Net Interest Margin	5.37%	4.48%
Net Charge-offs to Average Loans	0.00%	0.11%

	03/31/2005	03/31/2004
Book Value Per Share	$9.49	$8.37
Tangible Book Value Per Share	$8.80	$8.03
Efficiency Ratio	47.37%	51.48%
Non Performing Assets to Total Assets	3.19%	4.05%
Allowance for Loan Losses to Total Loans	1.80%	1.65%
Shares Outstanding - period end	5,685,024	5,510,539
Basis Shares Outstanding	5,685,943	5,512,005
Diluted Shares	5,721,946	5,554,433